Robert E. Butter
                                                 (412) 553-5911

                                                 October 6, 1998





       Equitable Resources, Inc. Board Authorizes Common Stock Repurchase


         PITTSBURGH -- Equitable  Resources,  Inc.  (NYSE:  EQT) announced today that its Board of Directors has authorized the repurchase of up to 5,600,000 shares of the Company's Common Stock. In anticipation of the closing of the sale of its midstream assets, announced September 14, 1998, the Company is in the process of evaluating various alternative uses of the proceeds, including the possible repurchase of its Common Stock. The Company stated that repurchases may occur from time to time, as deemed appropriate by the Company, in open market transactions, through privately negotiated transactions, or in other permissible transactions. Any repurchased shares will be available for issuance pursuant to employee benefit and other stock plans, possible future financing and acquisition transactions, stock dividends or distributions, and other general corporate purposes.

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